Exhibit 99.1

VitalStream

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

VITALSTREAM ANNOUNCES RESIGNATION OF ITS
CO-FOUNDER PHILIP KAPLAN NAMED PRESIDENT

IRVINE, Calif., November 19, 2004 - VitalStream Holdings, Inc. (OTC: VSTH), the parent company of VitalStream, Inc., today announced that Paul S. Summers resigned as chief executive officer and president of VitalStream Holdings, Inc. and its main operating subsidiary, VitalStream, Inc.

Philip N. Kaplan, co-founder and chief operating officer of the Company since its inception, has been appointed as president of VitalStream Holdings, Inc. in addition to his role as COO. Michael F. Linos, previously the Company's vice president of sales, has been promoted to the position of executive vice president, sales and marketing, with responsibility for sales, marketing and business development.

The board of directors of the Company believes that Summers' entrepreneurial skills and leadership as a co-founder of the Company were instrumental in starting and building a successful company. As the Company's operations and opportunities continue to expand, Summers and the board of directors believe that the Company could benefit from a chief executive officer with additional operational and public company executive experience as it seeks to achieve its strategic goals and reach its full potential. Summers' experience and insight regarding the Company and the industry will continue to be available to the Company as he continues serving as a director of the Company. The Company intends to conduct a thorough search for a new chief executive officer and expects to name a successor to Summers by early 2005.

In the interim, Kaplan together with other senior management will have responsibility for the day-to-day duties that Summers had handled. "Speaking on behalf of my fellow board members and myself, we are extremely grateful to Paul for his many contributions to the Company. As a result of Paul's efforts and those of the rest of our team, we believe we are well-positioned to make VitalStream the premier provider and recognized leader in the content delivery services market," Kaplan said. "We continue to build momentum as evidenced by our revenue growth of 51% in the third quarter of 2004 and 34% for the first nine months of 2004, and the growing demand for our products and services," Kaplan added.

Summers remarked, "Five years ago, I would've never imagined how far we would be able to take the Company. Today, the Company has approximately 50 incredible employees, hundreds of customers including many large media and enterprise household names, a solid balance sheet, and a history of significant growth. In order to take advantage of the full potential of the Company, we are all dedicated and united in our efforts to find a world-class executive with extensive public company experience. As a consummate entrepreneur, I look forward to creating additional opportunities in the future."

Summers added "My tenure at VitalStream has been challenging and rewarding, and I appreciate the support I've received during these formative years from colleagues and investors alike. I am confident VitalStream will continue to evolve as a solid public company and strategic player."

Phil Sanderson, a director of the Company and general partner at WaldenVC, a San Francisco-based venture capital firm that invests primarily in digital media companies and is a VitalStream shareholder, commented "Since our initial investment in VitalStream in June, we have gained confidence in VitalStream's deep management team and the Company's prospects as an investment. We believe that this transition provides an excellent opportunity for VitalStream to continue its strong growth and market leadership."

About VitalStream, Inc.

VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast their digital media and communications to worldwide audiences via the Internet. The Company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, call 800-254-7554 or visit www.vitalstream.com.

Investor Relations Contact:
Mark Belzowski VitalStream, Inc. 949/743-2000 ir@vitalstream.com	Neal Rosen Kalt Rosen & Co. LLC 415/397-2686 rosen@krc-ir.com